Exhibit 99.1

Galena Biopharma Announces the Resignation of its President and Chief Executive Officer and the Evaluation of Strategic Alternatives

San Ramon, California, January 31, 2017— Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company committed to the development and commercialization of hematology and oncology therapeutics that address unmet medical needs, today announced that the Board of Directors has entered into a separation agreement with Mark W. Schwartz, Ph.D. under which Dr. Schwartz will resign from the company and its affiliates as the President, Chief Executive Officer, and member of the Board of Directors, effective today. The Board of Directors expects to appoint an Interim Chief Executive Officer in the next couple weeks.

The Board of Directors also announced that it is in the process of engaging an independent advisory firm to evaluate strategic alternatives for the company focused on maximizing stockholder value. Potential strategic alternatives that may be explored or evaluated as part of this review include continuing to advance the clinical programs as a stand-alone entity, a sale of the company, a business combination, merger or reverse merger, and a license or other disposition of corporate assets of the company. There is no set timetable for this process and there can be no assurance that this process will result in a transaction. While the Company evaluates its strategic alternatives, Galena’s investigator-sponsored immunotherapy trials will remain ongoing. The Company is evaluating the appropriate time to commence the GALE-401 trial and anticipates making a definitive determination in the second half of 2017.

“After critical assessment of the current status of the company, we believe that it is the right time to run a strategic evaluation of our opportunities as we look to maximize value for our stockholders,” said Sanford J. Hillsberg, Galena’s Chairman of the Board of Directors. “We acknowledge Mark’s six years of service with Galena and wish him well in his future endeavors.”

About Galena Biopharma

Galena Biopharma, Inc. is a biopharmaceutical company committed to the development and commercialization of hematology and oncology therapeutics that address unmet medical needs. Galena’s pipeline consists of multiple mid-to-late-stage clinical assets led by its hematology asset, GALE-401, and novel cancer immunotherapy programs including NeuVax™ (nelipepimut-S) and GALE-301/GALE-302. For more information, visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the progress of the development of Galena’s product candidates, patient enrollment in our clinical trials, as well as other statements related to the progress and timing of our development activities, present or future licensing, collaborative or financing arrangements, expected outcomes with regulatory agencies, the resolution of the pending civil and criminal government investigation and the implications for the Company’s operations and financial condition, and projected market opportunities for product candidates or that otherwise relate to future periods. As a matter of policy, Galena does not comment on or provide the market with updates as to the status of any informal expressions of interest or formal proposals or offers presented to the Company from time to time, or the course of discussions with any prospective counterparties, nor will it comment upon any rumors with regard to either of the foregoing or make a further announcement regarding the Board of Director’s consideration of any proposal or other expressions of interest until such time, if ever, that it enters into a definitive agreement for a completed transaction or is otherwise required to make an announcement. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2015 and most recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

NeuVax is a trademark of Galena Biopharma, Inc.

Contact:

Remy Bernarda
SVP, Investor Relations & Corporate Communications
(925) 498-7709
ir@galenabiopharma.com

Source: Galena Biopharma, Inc.